                                                                    EXHIBIT 11.1




                   COMPUTATION OF EARNINGS PER SHARE

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
                                           Three Months Ended August 31
                                           ----------------------------
                                              1996             1995
                                              ----             ----

INCOME FROM CONTINUING
OPERATIONS                                  $  102,000       $  716,000
                                            ----------       ----------

NET INCOME                                  $  102,000       $1,320,000
                                            ==========       ==========


Earnings Per Share
------------------

Weighted average number of shares
 outstanding                                 4,384,454        4,256,172

Common share equivalents, assuming
 exercise of stock options and warrants        176,610          246,100
                                            ----------       ----------

Average shares used in computing
 earnings per share                          4,561,064        4,502,272
                                            ==========       ==========

Net income per share from continuing
 operations                                 $      .02       $      .16
                                            ----------       ----------

Net income per share                        $      .02       $      .29
                                            ==========       ==========
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